Exhibit 99.1

CareDx Director Dr. Amy Abernethy Resigns Board Seat to Become Principal Deputy Commissioner of the FDA

BRISBANE, Calif., December 17, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a leading molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that Dr. Amy Abernethy, a member of its Board of Directors, will step down from the Board effective January 31, 2019 to accept an appointment as Principal Deputy Commissioner of the U.S. Food and Drug Administration (FDA).

“On behalf of our management team and Board of Directors, I would like to thank Amy for her thoughtful contributions, commitment and leadership on our Board,” commented Peter Maag, the Company’s Chief Executive Officer. “We have greatly benefited from Amy’s strategic insights as we create a leader in genomic information in transplantation. We congratulate her on this appointment.”

“It has been a pleasure to serve on CareDx’s Board of Directors,” said Dr. Abernethy. “Within the last year we have seen tremendous positive impact on patients, the organization and in value creation, as the team executed well against their transplant-focused genomic information strategy. CareDx continues on a remarkable upward trajectory in line with this mission.”

Dr. Abernethy has served as a director on the Company’s Board of Directors since July 2018. Her positions on the Company’s Board included Chairman of the Scientific Committee. The Board intends to fill the vacancy created by Dr. Abernethy’s departure in due course, when it identifies an appropriate candidate.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum.

For more information, please visit: www.CareDx.com.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com